SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                     --------------------------------------


                                   FORM 8-K/A
                                (AMENDMENT NO. 1)

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                     --------------------------------------


                                November 15, 2000
                Date of Report (Date of earliest event reported)


                     --------------------------------------


                                ACTEL CORPORATION
             (Exact name of registrant as specified in its charter)

   California                       0-21970                    77-0097724
 (State or other           (Commission File Number)         (I.R.S. Employer
 jurisdiction of                                          Identification Number)
  incorporation)

      955 East Arques Avenue
       Sunnyvale, California                              94086-4533
 (Address of principal executive offices)                 (Zip Code)

                                 (408) 739-1010
              (Registrant's telephone number, including area code)


                     --------------------------------------


                                 Not Applicable
          (Former name or former address, if changed since last report)

         The undersigned Registrant hereby amends the following items, financial statements, exhibits or other portions of its Current Report on Form 8-K, originally filed with the Securities Exchange Commission on November 30, 2000, reporting the acquisition by Registrant of GateField Corporation, a Delaware Corporation, as set forth in the pages attached hereto:


Item 7.  Financial Statements, Pro Forma Financial Information and Exhibits

         (a)      Financial Statements of Business Acquired.

         The required financial statements of the business acquired set forth below include the Consolidated Financial Statements for the Years Ended December 31, 1998 and 1999 as well as the interim financial statements for GateField for the nine months ended September 30, 2000.

                              GateField Corporation
                   Index to Consolidated Financial Statements
                     Years Ended December 31, 1998 and 1999




                                                             Page
Report of Independent Auditors                                 4

Consolidated Financial Statements

Consolidated Balance Sheets                                    5
Consolidated Statements of Operations and Comprehensive Loss   6
Consolidated Statements of Cash Flows                          7
Consolidated Statements of Stockholder's Equity                9
Notes to Consolidated Financial Statements                    11

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of GateField Corporation:

        We have audited the accompanying consolidated balance sheets of GateField Corporation and its subsidiaries at December 31, 1999 and 1998, and the related consolidated statements of operations and comprehensive loss, stockholders' deficit, and cash flows for each of the three years in the period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the GateField Corporation and its subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with generally accepted accounting principles.

        The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company's recurring losses from operations, working capital deficit, and stockholders' deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

DELOITTE & TOUCHE, LLP

San Jose, California

February 19, 2000

                              GATEFIELD CORPORATION

                           CONSOLIDATED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                              ---------------------
                                                                1999        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                 SHARE AMOUNTS)
ASSETS
Current assets
  Cash and cash equivalents.................................  $  5,418    $  3,832
  Accounts receivable, less allowance for doubtful accounts
    of $536 in 1999 and $244 in 1998........................        33         463
  Inventories...............................................        --         117
  Other current assets......................................       205         556
                                                              --------    --------
    Total current assets....................................     5,656       4,968
Property and equipment, net.................................     1,423       1,783
Other assets................................................         6         102
                                                              --------    --------
    Total assets............................................  $  7,085    $  6,853
                                                              ========    ========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
  Current portion of long-term obligations..................  $    244    $    393
  Accounts payable..........................................     1,586       1,372
  Accrued expenses..........................................       825       1,941
  Deferred revenues.........................................     3,562       4,772
                                                              --------    --------
    Total current liabilities...............................     6,217       8,478
Long-term obligations.......................................     8,079         330
                                                              --------    --------
    Total liabilities.......................................    14,296       8,808

Commitments and contingencies (Note 5)
Redeemable Preferred Stock
  $0.10 par value; 2,000,000 shares authorized; shares
  issued and outstanding: 318,000 in 1999 and 1998--at
  redemption value..........................................     3,086       3,083
Stockholders' deficit
  Common stock
    $0.10 par value; 65,000,000 shares authorized; shares
    issued and outstanding: 4,693,000 in 1999 and 4,193,000
    in 1998.................................................       469         419
  Additional paid-in capital................................    86,307      81,900
  Accumulated deficit.......................................   (96,584)    (86,620)
  Accumulated other comprehensive loss......................      (489)       (737)
                                                              --------    --------
    Total stockholders' deficit.............................   (10,297)     (5,038)
                                                              --------    --------
    Total liabilities and stockholders' deficit.............  $  7,085    $  6,853
                                                              ========    ========

          See accompanying Notes to Consolidated Financial Statements.



                                                                   6

                              GATEFIELD CORPORATION

          CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

                                                                 YEARS ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1999        1998        1997
                                                              ---------   ---------   ---------
                                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                                          AMOUNTS)
Revenues
  Product...................................................  $  1,348     $ 2,624    $  5,385
  Service...................................................       639       5,076      10,118
                                                              --------     -------    --------
    Total revenues..........................................     1,987       7,700      15,503
                                                              --------     -------    --------
Cost of revenues
  Product...................................................     1,135       4,648       6,421
  Service...................................................       162       2,659       4,482
                                                              --------     -------    --------
    Total cost of revenues..................................     1,297       7,307      10,903
                                                              --------     -------    --------
    Gross profit............................................       690         393       4,600
                                                              --------     -------    --------
Operating expenses
  Sales and marketing.......................................       783       4,112       9,664
  Research and development..................................     5,915       5,478       7,854
  General and administrative................................     2,739       3,256       4,202
  Loss/(gain) on sale of assets.............................       199      (4,392)     (2,019)
                                                              --------     -------    --------
    Total operating expenses................................     9,636       8,454      19,701
                                                              --------     -------    --------
Operating loss..............................................    (8,946)     (8,061)    (15,101)
                                                              --------     -------    --------
Other income (expense)
  Interest expense, net.....................................    (1,328)       (173)     (1,379)
  Other income (expense), net...............................       313         (34)      1,096
                                                              --------     -------    --------
    Total other expense.....................................    (1,015)       (207)       (283)
                                                              --------     -------    --------
Loss before extraordinary item..............................    (9,961)     (8,268)    (15,384)
Extraordinary item--loss on early extinguishment of debt....        --          --      (1,048)
                                                              --------     -------    --------
Net loss....................................................    (9,961)     (8,268)    (16,432)
Other comprehensive loss:
  Currency translation adjustments..........................      (248)       (193)       (496)
                                                              --------     -------    --------
Comprehensive loss..........................................  $(10,209)    $(8,461)   $(16,928)
                                                              ========     =======    ========
Loss attributable to common stockholders....................  $ (9,964)    $(8,405)   $(22,725)
                                                              ========     =======    ========
Basic and diluted net loss per share:
  Loss before extraordinary item............................  $  (2.30)    $ (2.00)   $  (7.15)
  Extraordinary item........................................        --          --       (0.35)
                                                              --------     -------    --------
Basic and diluted net loss per share........................  $  (2.30)    $ (2.00)   $  (7.50)
                                                              ========     =======    ========
Basic and diluted weighted average shares outstanding.......     4,332       4,125       3,030
                                                              ========     =======    ========

          See accompanying Notes to Consolidated Financial Statements.

                             GATEFIELD CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1999       1998       1997
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
Operating activities
  Net loss..................................................  $(9,961)   $(8,268)   $(16,432)
  Reconciliation to net cash used in operating activities
    Depreciation and amortization...........................      894      1,866       3,124
    Subordinated convertible debt interest and debt
      extinquishment loss...................................    1,231         --       1,745
    Loss on disposition of property and equipment...........      199         70         722
    Gain on sale of assets..................................       --     (4,462)     (2,741)
    Stock compensation expense..............................       --         56           9
    Sales under capital leases..............................       --         --        (606)
    Collections under capital leases........................       --         --         620
    Changes in assets and liabilities
      Accounts receivable...................................      430      1,484       9,543
      Inventories...........................................      117        618         143
      Other assets..........................................      447        159          31
      Accounts payable and accrued expenses.................     (902)    (3,578)     (5,951)
      Deferred revenues.....................................   (1,210)     3,819      (1,549)
                                                              -------    -------    --------
        Net cash used in operating activities...............   (8,755)    (8,236)    (11,342)
                                                              -------    -------    --------
Investing activities:
  Property and equipment purchases..........................     (733)      (332)     (1,568)
  Proceeds from sale of assets..............................       --      5,400      12,750
  Proceeds from sale of short-term investments..............       --         98          --
                                                              -------    -------    --------
        Net cash provided by (used in) investing
          activities........................................     (733)     5,166      11,182
                                                              -------    -------    --------
Financing activities:
  Proceeds from issuance of convertible debt, net...........    8,000         --       2,650
  Proceeds from issuance of common stock....................    3,226      5,108         458
  Proceeds from issuance of redeemable preferred stock......       --      3,000       4,583
  Redemption of preferred stock.............................       --     (4,648)     (1,827)
  Proceeds from subscribed stock............................       --         --         761
  Proceeds from warrants....................................       --        161       1,589
  Bank financing, net.......................................       --         --      (3,203)
  Borrowings under debt obligations.........................       --         --         199
  Repayments of debt obligations............................     (400)      (676)     (2,161)
                                                              -------    -------    --------
        Net cash provided by financing activities...........   10,826      2,945       3,049
                                                              -------    -------    --------
Effect of exchange rate changes on cash and cash
  equivalents...............................................      248       (232)       (403)
                                                              -------    -------    --------
Net change in cash and cash equivalents.....................    1,586       (357)      2,486
Cash and cash equivalents, beginning of year................    3,832      4,189       1,703
                                                              -------    -------    --------
Cash and cash equivalents, end of year......................  $ 5,418    $ 3,832    $  4,189
                                                              =======    =======    ========

                                                                 8

Supplemental disclosure of cash flow information
  Noncash activities
    Common stock issued for convertible debentures..........  $    --    $    --    $  5,998
    Preferred stock issued for convertible debentures.......  $    --    $    --    $  3,553
    Accretion of redeemable preferred stock (Note 9)........  $    --    $    --    $  5,866
    Accrued dividends on preferred stock....................  $     3    $   137    $    283
    Common stock issued for preferred stock.................  $    --    $    --    $  1,805
    Equipment acquired under capital leases.................  $    --    $   825    $     19
  Cash activities
    Cash paid during the year for interest..................  $   173    $   429    $    363


          See accompanying Notes to Consolidated Financial Statements.

                                                                   9
                              GATEFIELD CORPORATION
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

                                                           COMMON STOCK
                                                 --------------------------------
                                                                       ADDITIONAL   ACCUMULATED
                                                                        PAID-IN        OTHER      ACCUMULATED
                                                  SHARES     AMOUNT     CAPITAL     COMP. LOSS      DEFICIT      TOTAL
                                                 --------   --------   ----------   -----------   -----------   --------
                                                                             (IN THOUSANDS)

Balances, January 1, 1997......................   2,322      $ 232      $59,300       $  (48)      $(55,490)    $  3,994
Exercise of common stock options...............      28          3          250           --             --          253
Compensation for accelerated vesting of stock
  options......................................      --         --           47           --             --           47
Sale of common stock to employees..............       9          1           78           --             --           79
Issuance of common stock to nonemployees for
  services.....................................       6          1           69           --             --           70
Issuance of common stock for debentures, net...     742         74        5,924           --             --        5,998
Discount on convertible debentures.............      --         --          875           --             --          875
Accrued dividends on preferred stock...........      --         --           63           --           (283)        (220)
Conversion of preferred stock to common
  stock........................................     455         45        1,760           --             --        1,805
Redemption of preferred stock..................      --         --                        --           (144)        (144)
Exercise of common stock warrants..............      10          1           55           --             --           56
Subscribed common stock........................      50          5          756           --             --          761
Accretion of preferred stock...................      --         --        5,866           --         (5,866)          --
Issuance of warrants...........................      --         --        1,589           --             --        1,589
Current translation adjustment.................      --         --           --         (496)            --         (496)
Net loss.......................................      --         --           --           --        (16,432)     (16,432)
                                                  -----      -----      -------       ------       --------     --------
Balances, December 31, 1997....................   3,622        362       76,632         (544)       (78,215)      (1,765)

Exercise of common stock options...............      74          7          381           --             --          388
Sale of common stock to employees..............      25          2          148           --             --          150
Issuance of common stock to nonemployees for
  services.....................................       1          1            5           --             --            6
Issuance of common stock.......................     459         46        4,536           --             --        4,582
Cash received for warrants.....................      --         --          161           --             --          161
Exercise of common stock warrants..............      12          1           37           --             --           38
Accretion of preferred stock...................      --         --           --           --           (137)        (137)
Current translation adjustment.................      --         --           --         (193)            --         (193)
Net loss.......................................      --         --           --                      (8,268)      (8,268)
                                                  -----      -----      -------       ------       --------     --------
Balances, December 31, 1998....................   4,193      $ 419      $81,900       $ (737)      $(86,620)     $(5,038)




                                       10

Exercise of common stock options...............      17          1           83           --             --           84
Sale of common stock to employees..............       8          1           58           --             --           59
Issuance of common stock.......................     470         47        3,014           --             --        3,061
Exercise of common stock warrants..............       5          1           22           --             --           23
Discount on conversion of promissory note......      --         --        1,230           --             --        1,230
Accretion of preferred stock...................      --         --           --           --             (3)          (3)
Current translation adjustment.................      --         --           --          248             --          248
Net loss.......................................      --         --           --           --         (9,961)      (9,961)
                                                  -----      -----      -------       ------       --------     --------
Balances, December 31, 1999....................   4,693      $ 469      $86,307       $ (489)      $(96,584)    $(10,297)
                                                  =====      =====      =======       ======       ========     ========


          See accompanying Notes to Consolidated Financial Statements.

                              GATEFIELD CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  YEARS ENDED DECEMBER 31, 1999, 1998 AND 1997

NOTE 1: ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES
ORGANIZATION AND OPERATIONS

         GateField Corporation, (the "Company"), based in Fremont, California, designs, develops, manufactures and markets high density, high performance programmable logic solutions and related development software. During 1998, the Company disposed of its system engineering services and custom solutions assets (see Note 3). During 1997, the Company disposed of its verification and simulation assets (see Note 3).

         On July 16, 1998 the Company's common stock was delisted from the Nasdaq National Market (a distinct tier of the Nasdaq Stock Market) and moved to the Nasdaq SmallCap Market. Effective September 17, 1998 the Company's stock was delisted from The Nasdaq SmallCap Market for failure to meet the on-going minimum bid price requirement. Since that time, the Company's stock has traded on the OTC Bulletin Board.

         The Company reviewed its strategies, organization and expenses in the fourth quarter of 1998 and as a result of management actions, reduced its monthly cash expenditures. Management's plan in 2000 is to maintain the level of operating expenses it established in the fourth quarter of 1999, begin volume shipment of its .25-micron standard ProASIC products manufactured by Infineon, and to obtain additional financing. Because the Company is essentially a restart, its historical financial performance cannot and should not be used to indicate future financial performance.

         In June 1999, the Company effected a ten-for-one reverse stock split. All shares and per share amounts in these financial statements have been adjusted to give effect to the stock split.

         BASIS OF PRESENTATION

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during 1999, 1998 and 1997, the Company incurred net losses of approximately  $10.0  million,  $8.3  million and $16.4  million,  respectively.
Additionally, the Company had stockholders' deficits of approximately $10.3 million and $5.0 million at December 31, 1999 and 1998, respectively, and is highly dependent on its ability to obtain sufficient additional financing in order to fund the current and planned operating levels. These factors among others raise substantial doubt about the ability of the Company to continue as a going concern for a reasonable period of time.

         The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing to complete its new product development and begin commercial sales, and ultimately obtain sufficient customer demand to attain profitable operations. Management intends to reduce operating expenses, begin sales of new products currently in development and obtain additional financing to cover its additional cash flow requirements until it reaches a break-even level of operations. No assurance can be given that the Company will be successful in these efforts.

         Certain prior period amounts have been reclassified to conform to the 1999 presentation. Such reclassification had no effect on previously reported results of operations or financial position.

PRINCIPLES OF CONSOLIDATION AND PRESENTATION

         The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All intercompany accounts and transactions have been eliminated in consolidation. The functional currency of the Company's foreign subsidiaries is the local currency.

ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BUSINESS RISKS AND UNCERTAINTIES

         The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position or results of operations: dependence on independent wafer manufacturers and assembly subcontractors; changes in certain strategic partners or customer relationships; competitive pressures in the form of new products or price reductions on existing products; advances and trends in new technologies; ability to capture design wins; cyclical economic effects of the semiconductor industry; litigation or claims against the Company based on intellectual property, patent, product, regulatory or other factors and the Company's ability to attract and retain employees necessary to support its growth.

CASH EQUIVALENTS

         Cash and cash equivalents consist of cash on deposit with banks and money market instruments with maturities of three months or less when acquired.

SHORT-TERM INVESTMENTS

         Short-term investments consist of Certificates of Deposit, stated at cost plus accrued interest, which approximates market.

CONCENTRATION OF CREDIT RISK

         Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company invests in high credit quality short-term money market instruments and certificates of deposit and limits the amount of credit exposure to any one entity. The majority of the Company's trade accounts receivables are derived from sales to manufacturers in the semiconductor, computer, military and aerospace industries. The Company performs ongoing credit evaluations of its customers' financial condition and limits the amount of credit extended when deemed necessary, but generally requires no collateral. The Company maintains reserves for estimated potential credit losses.

INVENTORIES

         Inventories   are  stated  at  the  lower  of  standard   cost,   which
approximates actual cost on a first-in, first-out basis, or market.

PROPERTY AND EQUIPMENT

         Property and equipment are stated at cost. Equipment acquired under capital lease obligations is stated at the lower of fair value or the present value of future minimum lease payments at the inception of the lease. Depreciation and amortization is provided over the shorter of the estimated useful lives of the assets or the life of the lease, using the straight-line method. An impairment loss is recognized when estimated future cash flows expected to result from the use of the asset including disposition, is less than the carrying value of the asset.

INCOME TAXES

         The Company follows Statement of Financial Accounting Standards No. 109 (SFAS No. 109), "Accounting for Income Taxes," which requires an asset and liability approach to account for income taxes and requires recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the financial statement carrying amounts and the tax basis of assets and liabilities and net operating loss and tax credit carryforwards. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely then not to be realized.

STOCK-BASED COMPENSATION

         The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board No. 25 (APB No. 25), "Accounting for Stock Issued to Employees".

REVENUE RECOGNITION

         The Company recognizes product revenues at the time of shipment, but may delay revenue recognition until products are installed or accepted, depending on the particular product and contract terms. Design and verification service revenues are recognized as the services are performed. Revenues from the sale of maintenance contracts are recognized over the term of the respective contract. ProASIC products are shipped to Actel who in turn may ship them to distributors under agreements allowing certain rights of return and price protection on unsold merchandise. Because of this two-layer process of sales, the Company defers recognition of revenue and related cost of revenue on sales of products to Actel until such products are sold by Actel or Actel's distributors.

         In 1998, the Company adopted Statement of Position ("SOP") 97-2, "Software Revenue Recognition," which requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Revenue for software licenses included in product revenues is recognized when an agreement has been signed, the product has been shipped, the fee is fixed or determinable, and collection of resulting receivable is probable. Software support and maintenance revenue are deferred and amortized over the maintenance period on a straight-line basis. Adoption of this statement did not have a material impact on the Company's financial position, results of operations and cash flows.

NET INCOME (LOSS) PER SHARE

         Basic earnings per share ("EPS") excludes dilution and is computed by dividing net income or loss attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants to purchase common stock and common stock options using the treasury stock method) were exercised or converted into common stock. The following potential weighted average common shares in the diluted EPS computation are excluded in net loss periods, as their effect would be antidilutive.


                                                  1999       1998       1997
                                                --------   --------   -------

         Conversion of preferred stock........  208,250    514,200    171,800
         Warrants.............................  379,159    398,100    135,600
         Stock options........................  376,099    268,500    268,600
         Convertible Promissory Note..........  745,204         --         --



         In the computation of loss per share, loss attributable to common stockholders includes the accretion and dividends on Preferred Stock totaling $6,293,000 in 1997 and the accrual of dividends on Preferred Stock of $3,000 and $137,000 in 1999 and 1998, respectively.

COMPREHENSIVE LOSS

         In 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS"), No. 130, "Reporting Comprehensive Income," which requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. Statements of comprehensive loss for 1999, 1998 and 1997 have been included with the statements of operations.

GEOGRAPHIC AND OPERATING SEGMENT INFORMATION

         In 1998, the Company adopted SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. The Company has two reportable segments under SFAS No. 131 (Note 8).

RECENTLY ISSUED ACCOUNTING STANDARDS

         In June 1998, the FASB issued SFAS No. 133 "Accounting for Derivative Instruments and Hedging Activities." This statement requires companies to record derivatives on the balance sheet as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. SFAS No. 133 will be effective for the Company's fiscal year ending December 31, 2001. Management believes that these statements will not have a significant impact on the Company's financial position, results of operations or cash flows.

NOTE 2: STRATEGIC ALLIANCES

PRODUCT MARKETING AGREEMENT

         In August 1998, the Company and Actel Corporation ("Actel") entered into a Product Marketing Agreement (the "Marketing Agreement"). Under the terms of the Marketing Agreement, Actel received exclusive, worldwide distribution rights to the Company's standard ProASIC FPGA products utilizing less than 0.35-micron geometries, including FPGA products that are integrated with SRAM or Flash memory and all resulting next generation reduced process geometry ProASIC FPGA products. For these rights, Actel agreed to pay the Company an initial fee of $1.0 million and a $1.0 million fee upon qualification of the initial
 .25-micron product. Revenue recognition of the $1.0 million initial fee received has been deferred until delivery of pre-production quality parts to Actel of products below 0.35-micron.

ACTEL LICENSE AGREEMENT

         In August 1998, the Company and Actel entered into a license agreement pursuant to which the Company granted to Actel a fully paid, non-exclusive, non-transferable license to sell and upon certain events, make, have made, import and use the Company's standard ProASIC FPGA products below 0.35-micron and all resulting next generation reduced process geometry ProASIC FPGA products (the "Actel License Agreement"). Actel agreed to pay the Company a $1.0 million fee for such license. Revenue recognition of the $1.0 million license fee received has been deferred until delivery of pre-production quality parts to Actel of products below 0.35-micron.

ROHM LICENSE AGREEMENT

         In July 1998, the Company and Rohm Co., Ltd. ("Rohm") entered into a license agreement (the "Rohm License Agreement"). Pursuant to the Rohm License Agreement, the Company granted to Rohm for a license fee of $2.5 million: (i) a worldwide, nonexclusive and royalty-free license of the Company's ProASIC Technology for Standard ProASIC and embedded products down to 0.35-micron with no limitation on density; and (ii) a license for 0.25-micron and below embedded products with a per unit royalty. Revenue recognition of the $2.5 million license fee was initially deferred but is currently being recognized as the underlying work is performed.

INFINEON LICENSE AGREEMENT

         In October 1997, the Company and Infineon Technologies, ("Infineon") formerly Siemens AG entered into a license agreement (the "Infineon License Agreement"). Pursuant to the Infineon License Agreement, the Company sold to Infineon for an unlimited, worldwide, non-exclusive right and license to use the technology, software, engineering services, and equipment related to ProASIC products; 50,000 shares of common stock and warrants to purchase 9.9% of the Company's outstanding common stock for a fee of $3,250,000. In 1997, the Company received $1,500,000, of which $761,000 was allocated to the shares of Common Stock (see Note 9) and $739,000 was allocated to warrants net of a warrant receivable of $161,000 (see Note 9). In 1998, the Company received $1,750,000, of which $750,000 was recorded as Service Revenue for consulting services, and $839,000 was recorded as Product Revenue for license fees, and $161,000 was recorded as a receipt of cash for warrants issued in 1997.

NOTE 3: LOSS (GAIN) ON SALE OF ASSETS

DESIGN SERVICES

         In August 1998, the Company sold certain assets relating to its Design Services products, providing prototyping design services and verification services for electronic systems, integrated circuits and other electronic components, located in Mt. Arlington, New Jersey to Actel. The purchase price for such assets was (i) $5.4 million plus (ii) contingent payments to be paid over a three-year period on a quarterly basis based on Design Services achieving certain profitability levels which payments shall not exceed $1.0 million in the aggregate. The Design Services represented approximately 17% of 1998 revenues. See table below for details of the transaction.

VERIFICATION PRODUCT

         In August 1997, the Company sold its assets relating to its verification products, excluding the maintenance and support business, for a total of $4,450,000. As defined in the purchase agreement, all of the rights, title and interest to the intangible assets of the XP and PXP hardware fault simulation product business were sold for $2,200,000. In a separate agreement, all of the assets of the Attest division were sold for $2,250,000. The verification products represented approximately 16% of 1997 revenues. See table below for details of the transaction.

         In October 1997, as a result of the Company selling its rights, title, and interest in the assets of the XP and PXP hardware fault simulation product, the Company transferred its related maintenance contracts to Zycad TSS Corporation ("Zycad TSS") in October 1997 for future royalties. Zycad TSS is a Company formed by former employees of the Company to perform maintenance services. The agreement with Zycad TSS entitles the Company to receive 30% of all domestic XP/PXP maintenance revenue in the first two years and 10% in the third year. In addition, the Company is generally entitled to receive 10% of Japanese revenues for the first five years up to a $1.8 million.

         LIGHTSPEED PRODUCT

         In April 1997, the Company sold its software and hardware simulation technology relating to its LightSpeed product family for $5,000,000. Revenues in 1997 were nominal. See table below for details of the transaction.

         QUALITY SYSTEMS SOFTWARE, INC.

         In May 1997, the Company sold its interest in QSS Inc. a distributor of the DOORS technology for $3,500,000. See table below for details of the transaction.

         Details of these transactions are as follows (in thousands):


                                                                  YEARS ENDED DECEMBER 31,
                                     ----------------------------------------------------------------------------------
                                         1999            1998                               1997
                                     ------------   ---------------   -------------------------------------------------
                                     OTHER ASSETS   DESIGN SERVICES   VERIFICATION   LIGHTSPEED     QSS      1997 TOTAL
                                     ------------   ---------------   ------------   ----------   --------   ----------
Sales Price........................      $ --           $(5,400)         $(4,450)      $(5,000)   $(3,500)    $(12,950)
Net Assets disposed................         0               687            5,130         3,201        179     $  8,510
Liabilities incurred...............         0               251              245         1,454         --     $  1,699
Loss on disposition of other
  assets...........................       199                70               --            --         --          722
                                         ----           -------          -------       -------    -------     --------
  Loss (Gain) on sale of assets....      $199           $(4,392)         $   925       $  (345)   $(3,321)    $ (2,019)
                                         ====           =======          =======       =======    =======     ========

NOTE 4: LONG-TERM DEBT

         Debt obligations consist of the following:

                                                          DECEMBER 31,
                                                      -------------------
                                                        1999       1998
                                                      --------   --------

         Capital leases (see Note 5)................   $  323     $ 723
         Convertible Promissory Note................   $8,000     $  --
                                                       ------     -----
                                                       $8,323     $ 723
         Current portion............................     (244)     (393)
                                                       ------     -----
         Long term debt.............................   $8,079     $ 330
                                                       ======     =====


TERM LOANS

         In May 1999, the Company issued a convertible promissory note in the aggregate principal amount of $8.0 million (the Note). The Note accrues interest at 5.22% per annum, has a five-year term and is secured by a lien against all the assets of the Company. The Note is convertible into 420,000 shares of the Company's Series C-1 Convertible Preferred Stock. The Series C-1 Convertible Preferred Stock is in turn convertible into 1,230,769 shares of the Company's common stock, or the equivalent price of $6.50 per share of common stock.

         The Note is convertible at the option of the noteholder. On the date of issuance, the Note was convertible into common stock at a price equal to approximately a 13% discount (the Conversion Discount) to the closing market price as reported on the OTCBB. The Company recognized the Conversion Discount of $1.2 million during the second quarter of 1999 as a non-cash interest expense with a corresponding increase in the common stock additional paid in capital. In 1997, the Company obtained promissory notes from key vendors that bear interest rates from 12% to 18%. At December 31, 1997 all amounts were classified as current positions of long-term obligations.

SUBORDINATED CONVERTIBLE DEBENTURE NOTES

         In May 1996, the Company sold a total of $10,000,000 of subordinated convertible debenture notes (the "Notes") to institutional investors as part of a private placement. The Notes accrue interest at an annual rate of 6%, beginning on the date of issue, with the principal due and payable three years from the date of issue if and to the extent that the Notes are not previously converted. The Notes were convertible at the option of the noteholders into Common Stock at a price equal to 80% to 85% of the average closing bid price for the Common Stock on the Nasdaq National Market for the five trading days prior to the date of conversion. During 1997, an aggregate of $5,998,000 ($5,700,000 of the original principal of the Notes and $298,000 of accrued interest) were converted into 741,800 shares of Common Stock.

         In February 1997, the Company completed a $3,500,000 private placement with investors whereby the Company issued 6% Subordinated Convertible Debentures (the Debentures) with warrants to purchase 50,000 shares of Common Stock at $22.50 per share. The warrants are valued at $850,000 and recorded as a discount to the debentures. The Debentures accrue interest at an annual rate of 6%, beginning on the date of issue, with principal due and payable three years from the date of issue, if and to the extent that the Debentures are not previously converted. The Debentures are convertible at the option of the holder into the Company's Common Stock at a discount up to 20% from market price (the Conversion Discount) resulting in debenture discount of $875,000. In May 1997, the Debentures were converted into 100,000 shares of the Company's Series A Convertible Preferred Stock ("Series A Stock") having an aggregate stated value of $3,500,000. In addition, Preferred Stock Purchase Warrants (the "Preferred Warrants") were issued to the holders of the Debentures to purchase a total of 42,858 shares of the Series A Stock. The conversion of the debentures to Series A Stock resulted in a debt extinguishment loss of $1,048,000. During the year ended December 31, 1997, a total of $456,000 was recorded as interest expense relating to the Debentures and $272,000 was recorded as accrued dividends on the Series A Stock. The interest expense and dividend principally include a charge for the Conversion Discount and default discounts. During 1997, 51,972 shares of the Series A Preferred Stock were converted to 454,693 shares of the Company's Common Stock. In August 1997, the Company redeemed all of the remaining outstanding shares of the Company's Series A Stock and the Preferred Warrants for $1,827,000 and all of the outstanding common stock warrants were exchanged for 35,000 warrants for the Company's Common Stock at an exercise price of $5.30 per share. A preferred dividend of $144,000 was recognized for the excess of the redemption price over the carrying amount of the preferred stock. During 1997, 10,500 of the warrants were exercised for $56,000.

NOTE 5: LEASES AND COMMITMENTS

         The Company leases its facilities and other equipment under operating lease agreements, which expire at various dates through 2004. The Company also leases certain manufacturing equipment under capital leases that expire in 2001. Approximate future minimum lease payments under these leases are as follows (in thousands):

                                                           CAPITAL   OPERATING
         YEAR                                               LEASES     LEASES
         ------                                            --------   ---------

         2000                                                  $269         298
         2001                                                    81         275
         2002                                                    --         290
         2003                                                    --         299
         2004                                                    --         178
                                                               ----      ------
                                                                350      $1,340
                                                                         ======
         Less amount representing imputed interest.........      27
                                                               ----
                                                                323
         Less current portion..............................     244
                                                               ----
                                                               $ 79
                                                               ====

         Accumulated depreciation of equipment under capital leases totaled $517,915 and $747,000 at December 31, 1999 and 1998, respectively. Depreciation expense on equipment under capital leases was $257,867 in 1999 and $127,000 in 1998 and $203,000 in 1997.

         The Company leases office facilities under an operating lease, which expires in July 2004. Rent expense of $538,000, $948,000 and $1,582,000 was incurred in 1999, 1998, and 1997, respectively. A portion of the Company's facilities had been sublet and sublease income received was $291,583, $491,000, and $76,000 during 1999, 1998, and 1997, respectively.

NOTE 6: SELECTED BALANCE SHEET INFORMATION

         Selected Balance Sheet information is summarized as follows (in thousands):

                                                               DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------

Accounts receivable
  Accounts receivable.....................................   $  569     $  707
  Less allowance for doubtful accounts....................     (536)      (244)
                                                             ------     ------
                                                             $   33     $  463
                                                             ======     ======
Inventories
  Finished goods..........................................       --        117
                                                             ------     ------
                                                             $   --     $  117
                                                             ======     ======
Property and equipment
  Engineering, manufacturing, and general office
    equipment.............................................   $2,562     $3,761
  Leasehold improvements..................................      205      1,064
  Equipment under capital lease...........................      865      1,752
                                                             ------     ------
                                                              3,632      6,577
Accumulated depreciation and amortization.................   (2,209)    (4,794)
                                                             ------     ------
                                                             $1,423     $1,783
                                                             ======     ======
Accrued expenses
  Salaries and commissions................................   $  348     $  521
  Other accrued expenses..................................      477      1,420
                                                             ------     ------
                                                             $  825     $1,941
                                                             ======     ======

NOTE 7: INCOME TAXES

         The Company was not required to pay income taxes in 1999, 1998 or 1997 due to its net operating loss carryforwards.

         The following is a reconciliation of the provision for income taxes at the U.S. federal income tax rate to the income taxes reflected in the Statements of Operations:


                                                    1999       1998       1997
                                                  --------   --------   --------

Computed "expected" tax benefit.................  $(3,486)   $(2,811)    (5,587)
State tax.......................................     (665)      (504)    (1,514)
Other...........................................      553       (162)       544
Valuation Allowance.............................    3,598      3,477      6,557
                                                  -------    -------    -------
Income tax benefit..............................  $    --    $    --    $    --
                                                  =======    =======    =======


Significant components of the Company's deferred tax asset are as follows (in thousands):


                                                                DECEMBER 31,
                                                            -------------------
                                                              1999       1998
                                                            --------   --------

         Deferred Tax Assets:
         Net operating loss carryforwards.................  $30,809    $24,457
         Tax credit carryforwards.........................    2,659      3,529
         Capitalized research and development costs.......      638        433
         Depreciation.....................................      253        853
         Accruals and reserves not currently deductible...      338      3,318
                                                            -------    -------
           Total gross deferred tax assets................   34,697     32,590
         Valuation allowance..............................  (34,697)   (32,590)
                                                            -------    -------
           Total deferred tax assets......................  $    --    $    --
                                                            =======    =======



         The net change in the total valuation allowance for the year ended December 31, 1999 was a net increase of $2,107,000. The increase in the valuation allowance was primarily a result of increased net operating loss and tax credit carryforwards and capitalized research and development costs generated in 1999 which the Company provided a full valuation allowance against based on the Company's evaluation of the likelihood of realization of future tax benefits resulting from the deferred tax assets.

         Net pretax foreign income (losses) were $65,000, ($405,000) and ($93,000) in 1999, 1998 and 1997, respectively. The Company has net operating loss carryforwards of approximately $80,700,000 for federal tax purposes and $18,162,000 for state tax purposes that will begin to expire in 2005 and 2000, respectively. Of the $18,162,000 net operating loss carryforwards for state tax purposes, $94,000 will expire in 2000, $3,056,000 in 2001 and $8,042,000 in
2002. The Company's tax credit carryforwards of $1,922,000 and $1,133,000 are available to reduce future federal and California income taxes, respectively. Of the $1,922,000 tax credit carryforwards for federal income tax purposes, $636,000 will expire in 2000, $962,000 in 2001 and $39,000 in 2002. The Company
also has foreign net operating loss carryforwards of approximately $3,057,000 that may be used to offset future foreign taxable income.

         The Tax Reform Act of 1986 and California Conformity Act of 1987 impose substantial restrictions on the utilization of net operating losses and tax credit carryforwards in the event of an "ownership change" as defined by the Internal Revenue Code. If there should be such a change, the Company's ability to utilize the stated carryforwards could be significantly limited.

NOTE 8: GEOGRAPHIC SEGMENT AND OPERATING INFORMATION

         Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker. Using this definition the Company operates in two reportable segments: product and services and follows the requirements of SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." In 1997 through 1999 these segments reflect the Company's transition from the design, development and marketing of special purpose systems for the EDA market to the design, development, and marketing of high density, high performance programmable logic solutions and related development software. Included in the product segment are all hardware, software and license revenue and costs related to the Company's proprietary technology. Included in the service segment are fees and costs associated with the maintenance of hardware systems related software and consulting services related to the design of programmable logic solutions. The Company evaluated performance and allocates resources based on the gross margin of the reportable segments and does not identify assets to any segment.

NET REVENUES BY REPORTABLE SEGMENT (IN THOUSANDS):

                                                          DECEMBER 31,
                                                 ------------------------------
                                                   1999       1998       1997
                                                 --------   --------   --------
Product
  Revenues.....................................   $1,348    $ 2,624    $ 5,385
  Cost of Revenues.............................    1,135      4,648      6,421
                                                  ------    -------    -------
    Gross Margin...............................   $  213    $(2,024)   $(1,036)
                                                  ======    =======    =======
Services
  Revenues.....................................   $  639    $ 5,076    $10,118
  Cost of Revenues.............................      162      2,659      4,482
                                                  ------    -------    -------
    Gross Margin...............................   $  477    $ 2,417    $ 5,636
                                                  ======    =======    =======

NET REVENUES TO UNAFFILIATED CUSTOMERS BY GEOGRAPHIC REGION (IN THOUSANDS):

                                                  1999       1998       1997
                                                --------   --------   --------

United States.................................   $1,696     $5,613    $ 9,565
Japan.........................................      291      1,947      4,382
Other.........................................        0        140      1,556
                                                 ------     ------    -------
                                                 $1,987     $7,700    $15,503
                                                 ======     ======    =======

         The amounts reported for Japan and other reflect amounts sold by foreign subsidiaries. Included in the United States revenue amounts are sales directly to Japan and other Asian countries amounting to $291,000 in 1999, $217,000 in 1998 and $1,648,000 in 1997. Outside the United States, the Company operated three subsidiaries in Europe, one subsidiary in Japan and also supported a branch office in Taiwan. All these subsidiaries have been or are in the process of being shut down and dissolved. For the years ended December 31,
1999, 1998 and 1997, export sales (including sales by foreign subsidiaries), principally to Europe and Japan, comprised approximately 15%, 38% and 38% of consolidated revenues, respectively. During 1999, Rohm accounted for 47% and Zycad TSS accounted for 18% of consolidated revenues. During 1998 and 1997, Infineon accounted for 22% and Intel Corporation accounted for 16% of consolidated revenues, respectively.

     LONG-LIVED ASSETS BEFORE DEPRECIATION BY GEOGRAPHIC LOCATION ARE AS FOLLOWS (IN THOUSANDS):
                                                           1999       1998
                                                         --------   -------
         Long-lived assets
         United States.................................   $3,631     $5,949
         Japan.........................................       --         94
         Other.........................................       --        635
                                                          ------     ------
                                                          $3,631     $6,678
                                                          ======     ======

NOTE 9: STOCKHOLDERS' EQUITY

REDEEMABLE PREFERRED STOCK

         On November 10, 1997, the Board of Directors authorized the designation of 1,000,000 shares of preferred stock, par value $0.10 per share, as Series B Preferred Stock ("Series B Preferred Stock"). In November 1997, the Company issued 1,000,000 shares of Series B Preferred Stock for $4.6 million. Each share is convertible into .45825 shares of Common Stock at the discretion of the holder and accrues a dividend of $0.137475 per share per annum. The holders of outstanding shares of Series B Preferred Stock are entitled to vote as a separate class with respect to certain actions (as defined by the preferred stock agreement) by the Company. The Company has granted demand registration rights for the common stock to be issued pursuant to the conversion.

         In addition, the Certificate of Designation of the Series B Convertible Preferred Stock requires the Company to maintain a listing on a public market (as defined in the agreement). In the event of default, the holders of the Series B Preferred Stock can redeem the preferred stock at a redemption price of $4.5825 in cash per share plus accrued and unpaid dividends thereon or be convertible, at the option of the holder, into .611 shares of Common Stock. Effective September 17, 1998 the Company's stock was delisted from The Nasdaq SmallCap Market. In October 1998 certain holders of its Series B Preferred Stock requested redemption and on December 16, 1998 the Company redeemed an aggregate of 981,997 shares of its Series B Preferred Stock at a price equal to $4.5825 per share plus accrued and unpaid dividends for an aggregate cash redemption price of approximately $4.6 million. A total of 18,003 shares of the Series B Preferred Stock remain outstanding as of December 31, 1999.

         On August 14, 1998, the Company issued 300,000 shares of the Company's Series C Convertible Preferred Stock ("Series C Preferred Stock"), par value $0.10, for an aggregate purchase price of $3,000,000 to Actel Corporation ("Actel"). The Series C Preferred Stock are initially convertible into 200,000 shares of the Company's common stock, are entitled to certain liquidation rights and are redeemable in the event that all of the Company's remaining outstanding shares of Series B Preferred Stock are redeemed.

         COMMON STOCK

         The  Company's  Certificate  of  Incorporation  was duly  amended  by a proposal by the Board of Directors on November 10, 1997 and by vote of the stockholders at the Annual Meeting of Stockholders on December 15, 1997, to increase the Company's Common Stock from 40,000,000 shares to 65,000,000 shares of Common Stock authorized at $0.10 par value. At December 31, 1999 there were 4,693,038 shares of the Company's Common Stock outstanding including 50,000 unissued shares of subscribed stock.

         In October 1997, the Company entered into a $3,250,000 Strategic Partnership Agreement with Infineon, which principal terms included the delivery of technology, software, equipment, engineering services, a warrant to purchase Common Stock, and 50,000 shares of Common Stock. The Company has valued the Common Stock at $761,000 and the warrant to purchase common stock at $900,000 (see Warrants). At December 31, 1997, $739,000 cash related to the warrants had been received and the remaining $161,000 was received during 1998. At December 31, 1999, subscribed stock represents cash received for this Common Stock, which has not been issued as of that date.

         In March 1999, the Company's Board of Directors approved a ten for one reverse stock split of the Company's common stock. In June 1999, the Company's shareholders approved the reverse stock split. The reverse split became effective on June 30, 1999 (the "Effective Date"). No fractional shares were issued. In lieu of any such fractional share interest, each holder will receive cash in an amount equal to the product obtained by multiplying (i) the closing sales price of the Company's Common Stock on the Effective Date as reported on the OTCBB by (ii) the number of shares of Common Stock held by such holder that would otherwise have been exchanged for such fractional share interest.

STOCK COMPENSATION PLANS

EMPLOYEE PLANS.

         The 1993 Stock Option Plan (the "1993 Plan"), as amended, provides for 300,000 shares of Common Stock to be issued under the 1993 Plan.

         The 1996 Stock Option Plan (the "1996 Plan"), as amended, provides for 200,000 shares of Common Stock to be issued under the 1996 Plan.

         The 1999 Stock Option Plan (the "1999 Plan"), as amended, provides for 300,000 shares of Common Stock to be issued under the 1999 Plan.

         Under the Company's stock option Plans, incentive stock options granted must have a per share exercise price of not less than the fair market value per share at the date of grant. Non-qualified stock options may be granted at such price as may be determined by the Board of Directors. Dependent upon the Plan, options generally vest at specific intervals over a three to four year period and expire eight to ten years after the grant date. In the event of termination, the Company has the right to cancel any vested options not exercised within 90 days of termination.

         In July 1997, the Board of Directors authorized the exchange of outstanding stock options held by all employees for new options with an exercise price of $4.70 per share, the fair market value of the Common Stock on such date. In return, participating employees who chose to exchange their options agreed to accept stock options which will vest on a quarterly basis upon achievement of certain management goals to be established quarterly for each such employee, or in any event, in July 1999, should the employee still be employed by the Company. Options covering a total of 174,410 shares were exchanged under this program. The effect of such exchange reduced the weighted average exercise price of the outstanding options from $17.90 to $8.00 per share.

         Activity under the employee stock option plans is as follows:

                                                           OPTIONS OUTSTANDING
                                                           --------------------
                                                                      WEIGHTED-
                                                SHARES                 AVERAGE
                                               AVAILABLE              EXERCISE
                                               FOR GRANT    SHARES      PRICE
                                               ---------   --------   ---------

Balance, January 1, 1997.....................   105,592     329,812    $18.80
Granted......................................  (374,319)    374,319      4.20
Exercised....................................        --     (27,800)    13.70
Cancelled....................................   336,034    (336,034)    16.60
                                               --------    --------    ------
Balance, December 31, 1997...................    67,307     340,297      6.80
Additional shares authorized.................   125,000          --        --
Retire 1984 Plan.............................   (58,631)         --        --
Granted......................................  (172,283)    172,283      6.30
Exercised....................................        --     (74,254)     5.30
Cancelled....................................   101,580    (101,531)    11.70
                                               --------    --------    ------
Balance, December 31, 1998...................    62,973     336,795      5.40
Additional shares authorized.................   300,000
Granted......................................  (175,700)    175,700      6.49
Exercised....................................        --     (16,310)     4.70
Cancelled....................................    26,760     (26,760)     6.70
                                               --------    --------    ------
Balance, December 31, 1999...................   214,033     469,425    $ 5.73
                                               ========    ========    ======

         The weighted average per share fair value of the stock options granted in 1999, 1998 and 1997 was $6.49, $6.30 and $4.20, respectively. At December 31,
1999, 1998 and 1997, outstanding options under the employee stock option plans were exercisable for 184,009, 141,533 and 142,321 shares, respectively and exercisable at weighted-average exercise prices of $5.25, $4.90 and $6.80, respectively. All outstanding options are nonqualified options and / or incentive stock options.

             The following tables summarize information about stock options outstanding at December 31, 1999:

                                                       OPTIONS OUTSTANDING           OPTIONS EXERCISABLE
                                     -----------------------------------------   --------------------------
                                                    WEIGHTED-AVG
                 EXERCISE PRICE        NUMBER        REMAINING     WEIGHTED-AVG     NUMBER      WEIGHTED-AVG
         --------------------------  OUTSTANDING    CONTRACTUAL      EXERCISE     EXERCISABLE     EXERCISE
          FROM               TO      AT 12/31/99       LIFE          PRICE        AT 12/31/99      PRICE
         -------           --------   -----------   ------------   ------------   -----------   ------------
          $4.70            $ 4.70      139,353         6.18          $ 4.70        139,353        $ 4.70
          $5.30            $ 5.30      147,297         8.96          $ 5.30         36,831        $ 5.30
          $6.44            $ 6.44      169,200         9.67          $ 6.44              0        $   --
          $7.63            $17.50       13,575         6.99          $11.96          7,825        $14.92
          -----            ------      -------         ----          ------        -------        ------
          $4.70            $17.50      469,425         8.33          $ 5.73        184,009        $ 5.25
          =====            ======      =======         ====          ======        =======        ======

NON-EMPLOYEE PLANS.

         During 1995, stockholders approved a Non-Employee Directors' stock option plan (the "Director Option Plan") whereby 20,000 shares of common stock have been reserved for issuance. Under the Company's Director Option Plan, each non-employee director initially elected to the Board of Directors in the future will be granted an option, upon his or her initial election as a director, to purchase 1,500 shares of common stock. Each non-employee director is also entitled to receive an option for 750 shares on the date of each Annual Meeting of Stockholders. All options granted under the Director Option Plan have or will have an exercise price equal to the fair market value of the common stock on the date of grant and expire ten years from the date of grant (subject to earlier termination in the event the optionee ceases to serve as a director of the Company). Under the Director Option Plan, options from an Initial Grant vest in full two years after the date of grant. Options from an Annual Grant vest one year after the date of grant and the right to exercise vested options terminate one year after a Director ceases to be a director. The Company granted 1,500, 3,750 and 3,750 options to purchase Common Stock at $8.10 to $15.00 per share to non-employee directors in 1999, 1998 and 1997, respectively, of which 3,750 and 1,500 option grants were canceled in 1999 and 1998, respectively.

EMPLOYEE STOCK PURCHASE PLAN

         Through the Company's 1999 Employee Stock Purchase Plan (the "1999 Plan"), eligible employees of the Company may purchase common stock at 85% of the fair market value of the stock at the beginning or end of each offering period (12 months except for the initial period which is 18 months), whichever is lower. Each participant may contribute up to 15% of total compensation, to a maximum of $25,000 annually. Additionally, each participant is prohibited from participation if he owns more than 5% of the Company's common stock. The maximum number of shares available for purchase under the plan during any six-month purchase period is 20,000 shares, thus, the plan is designed to last a minimum of five purchase periods. The 1999 Plan was approved by the stockholders in June 1999 with an initial 100,000 shares of which 19,362 shares were issued at the end of the first purchase period in February 2000, at a purchase price of $3.35 per share. Simultaneous with the creation of the 1999 Plan the Company terminated its 1987 ESPP (the "Old Plan") which was created in May 1987 with an initial 10,000 shares of Common Stock and added to over the ensuing years in blocks of 20,000 until a total of 70,000 shares had been authorized by May of 1998, of which a total of 60,500 shares had been issued at December 31, 1999. During 1999, 8,083 shares were purchased under the Old Plan for prices ranging from $6.20 to $7.60 with an average price of $6.89 per share. The fair value of the 1999 awards under both plans was not considered significant.

ADDITIONAL STOCK PLAN INFORMATION

         In October 1995, the Financial Accounting Standards Board issued SFAS No. 123, which establishes financial accounting and reporting standards for stock-based employee compensation plans. This statement defines a fair value based method of accounting for an employee stock option of similar equity instrument. Under this method, compensation costs are measured at the grant date based on the value of the award and are recognized over the service period, which is the vesting period. The Company continues to account for its stock-based awards using the intrinsic value method in accordance with APB No. 25 and its related interpretations. Had compensation cost for the Company's various stock option plans been determined consistent with SFAS No. 123, the Company's net loss and diluted net loss attributable to common stockholders per share would have been changed to the pro forma amounts indicated below (in thousands, except net loss attributable to common stockholders per share amounts):

                                                           DECEMBER 31,
                                                ------------------------------
                                                  1999       1998       1997
                                                --------   --------   --------
Net loss attributable to common
  stockholders...................  As reported  $ (9,964)  $(8,405)   $(22,725)
                                   Pro forma     (10,593)   (9,116)    (23,562)
Diluted net loss per share.......  As reported     (2.30)    (2.00)      (7.50)
                                   Pro forma       (2.45)    (2.20)      (7.80)

         The fair value of each option grant is estimated on the date of grant using Black-Scholes option-pricing model with the following weighted average assumptions used for grants in 1999, 1998 and 1997 respectively; expected volatility of 137% for 1999, 157% for 1998 and 145% for 1997, dividend yield of 0%, risk-free interest rates of 4.78%, 4.60%, and 5.91% for 1999, 1998, and 1997 respectively, and expected lives from the grant date of 7.5 years for 1999, 6.5 years for 1998, and 3.5 years for 1997.

WARRANTS

         At December 31, 1999, total warrants outstanding were 377,625. Purchase price of the securities subject to these warrants range from $5.30 to $14.40 and they expire at various dates through November 2005.

         In April 1999, James R. Fiebiger exercised 5,000 warrants granted in July 1997 at an option price of $4.70 per share.

         In November 1997, the Company entered into a Stock Purchase Agreement ("the Agreement") in connection with the Series B Preferred Stock financing. Pursuant to this Agreement, the Company issued warrants to purchase 997,751 shares of common stock at $1.00 per share. In January 1998, the warrants expired in accordance with the Agreement upon approval by the stockholders of an increase in the Company's authorized common stock and the closing of the common stock financing contemplated by the Agreement.

         In October 1997, the Company entered into a licensing agreement under which the Company granted a stock warrant to purchase 9.9% of its outstanding shares of Common Stock to a strategic partner at an exercise price equal to 80% of the Market Price of the Company's Common Stock on the trading day immediately prior to the date of exercise, subject to a minimum exercise price of $10.00 per share. Market Price is defined as the last trade price for common stock as reported on the Nasdaq. In the event that the strategic partners' interest is decreased to less than 9.9% by future equity offerings, they will have the right to increase the stock warrant under the same conditions as the equity offering to maintain its 9.9% interest in the Company. The term of this warrant is for five years and is exercisable as follows: the first 1/3 shares after 6 months, an additional 1/3 shares after 12 months, and the final 1/3 after 18 months. The fair value of the warrants was $900,000 at grant, which has been included in additional paid-in capital.

         In July 1997, the Board of Directors approved the exchange of Common Stock warrants and nonqualifying stock options held by certain directors for new Common Stock warrants to purchase 20,256 shares of Common Stock at an exercise price of $4.70 per shares, the fair market value of the common stock on that date of exchange. The effect of such exchange reduced the weighted average exercise price of the warrants and nonqualifying options from $19.70 to $4.70 per share. In November 1997, a director was issued warrants to purchase 750 shares of Common Stock at an exercise price of $14.40 per share. In February 1998, certain directors exercised their warrants for 13,756 shares of Common Stock.

         In February 1997, the Company issued 50,000 warrants at $22.50 per share in conjunction with the $3,500,000 convertible debentures. The value of the warrants was $850,000 and was recorded as a discount to the debentures. In August 1997, the 50,000 warrants were exchanged for 35,000 warrants at $5.30 per share. During 1997, 10,500 warrants were exercised for $56,000.

NOTE 10

EMPLOYEE BENEFIT PLANS

         Through the Company's elective 401(k) savings plan, eligible U.S. employees of the Company may contribute up to 17.6% of their pre-tax earnings, subject to current IRS restrictions. Under the plan, the Company may make discretionary matching contributions up to $1,500 or 25% of an employee's contributions. The participants vest in the Company's contribution over five years. Company contributions to this plan were $38,000 in 1999, $73,000 in 1998 and $161,000 in 1997.

                              GateField Corporation
                   Index to Consolidated Financial Statements
                      Nine Months Ended September 30, 2000




                                                                  Page
Consolidated Financial Statements

Consolidated Balance Sheets                                        31
Consolidated Statements of Operations and Comprehensive Loss       32
Consolidated Statements of Cash Flows                              34
Notes to Consolidated Financial Statements                         36

                              GATEFIELD CORPORATION
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                 September 30,
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)                           2000 (unaudited)
-------------------------------------------------------------------------------
ASSETS
Current assets:
    Cash and cash equivalents                                     $     338
    Accounts receivable, less allowance for doubtful
          accounts of $6 in 2000 and $536 in 1999                         -
    Other current assets                                                186
                                                                  ---------
          Total current assets                                          524

Property and equipment, net                                           1,267
Other assets                                                            100
                                                                  ---------
          Total assets                                            $   1,891
                                                                  =========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
    Accounts payable                                              $     128
    Accrued expenses                                                  1,151
    Deferred revenues                                                 2,651
    Current portion of long-term obligations                            141
                                                                  ---------
          Total current liabilities                                   4,071

Long-term obligations                                                 3,750
                                                                  ---------
          Total  liabilities                                          7,821
  Redeemable  Preferred  Stock-at  redemption value:
          $0.10 par value; 2,000,000 shares authorized; shares
          issued and outstanding: 0 in 2000 and 318,000 in 1999           -

Stockholders' deficit:
    Common stock:
          $0.10 par value; 65,000,000 shares authorized; shares
          issued and outstanding: 6,177,000 in 2000 and 4,693,000
           in 1999                                                      618
    Additional paid-in capital                                       97,400
    Accumulated other comprehensive loss                               (469)
    Accumulated deficit                                            (103,479)
                                                                  ---------
          Total stockholders' deficit                                (5,930)
                                                                  ---------
          Total liabilities and stockholders' deficit             $   1,891
                                                                  =========

     See Accompanying Notes To Condensed Consolidated Financial Statements.

                               GATEFIELD CORPORATION
     CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
                                   (unaudited)

                                                                 Three Months Ended                 Nine Months Ended
                                                                    September 30,              September 30,       September 30,
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)                         2000          1999               2000                1999
-----------------------------------------------------------------------------------------------------------------------------------
Revenues:
    Product                                                    $   312           $   377           $   937           $ 1,001
    Service                                                          -                33                 -               523
                                                                -------           ------           -------             ------
       Total revenues                                              312               410               937             1,524
                                                                -------           ------           -------             ------
Cost of revenues:
    Product                                                         87               395               240               964
    Service                                                          -                10                 -               149
                                                                -------           ------           -------             ------
       Total cost of revenues                                       87               405               240             1,113
                                                                -------           ------           -------             ------
       Gross margin                                                225                 5               697               411
                                                                -------           ------           -------             ------
Operating expenses:
    Sales and marketing                                             61               183               281               568
    Research and development                                     2,395             1,090             5,811             3,515
    General and administrative                                     714               661             1,380             2,094
                                                                -------           ------           -------             ------
       Total operating expenses                                  3,170             1,934             7,472             6,177
                                                                -------           ------           -------             ------

Operating loss                                                  (2,945)           (1,929)           (6,775)           (5,766)
                                                                -------           ------           -------             ------

Other income (expense):
    Interest expense, net                                          (47)              (66)             (129)           (1,287)
    Other income (expense), net                                     (1)              120                11                89
                                                                -------           ------           -------            -------
       Total other income (expense)                                (48)               54              (118)           (1,198)
                                                                -------           ------           -------            -------
Net loss                                                        (2,993)           (1,875)           (6,893)           (6,964)

Other comprehensive gain (loss):
    Currency translation adjustments                                 -                93               (20)              128
                                                                -------           ------           -------           --------
Comprehensive loss                                             $(2,993)          $(1,782)          $(6,913)          $(6,836)
                                                                ========         =======           ========          =========
Loss attributable to common stockholders                       $(2,994)          $(1,876)          $(6,896)          $(6,967)
                                                                ========         =======           ========          =========
Basic and diluted net loss per share                           $ (0.49)          $ (0.44)          $ (1.28)          $ (1.65)
                                                                ========         =======           ========          =========
Basic and diluted weighted average shares outstanding            6,170             4,222             5,394             4,211
                                                                ========         =======           ========          =========


See Accompanying Notes To Condensed Consolidated Financial Statements.


                              GATEFIELD CORPORATION
                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (unaudited)



                                                                            Nine Months Ended September 30,
(In thousands)                                                                    2000             1999
-------------------------------------------------------------------------------------------------------------------------------
Operating activities:
    Net loss                                                                  $  (6,893)          $  (6,964)
    Reconciliation to net cash used in operating activities:
       Depreciation and amortization                                                264                 695
       Non-cash subordinated convertible debt interest                                -               1,231
       Changes in assets and liabilities:
         Accounts receivable                                                         33                 412
         Inventories                                                                 -                 (358)
         Other assets                                                               (75)               (479)
         Accounts payable and accrued expenses                                   (1,127)               (118)
         Deferred revenues                                                         (911)               (800)
                                                                                --------             ------
            Net cash used in operating activities                                (8,709)             (6,381)
                                                                                --------            -------
    Investing activities:
     Property and equipment purchases, net                                         (108)               (830)
                                                                                --------           --------
            Net cash provided (used) in investing activities                       (108)               (830)
                                                                                 --------          --------
    Financing activities:
     Proceeds from issuance of convertible note                                   3,750               8,000
     Proceeds from issuance of common stock                                         149               3,226
     Principal payments on long term debt & capital lease obligations              (182)               (329)
                                                                                 --------          --------
           Net cash provided by financing activities                              3,717              10,897

    Effect of exchange rate changes on cash and cash equivalents                     20                (118)
                                                                                 --------          --------

    Net change in cash and cash equivalents                                      (5,080)              3,568

    Cash and cash equivalents, beginning of period                                5,418               3,832
                                                                                 -------           --------


    Cash and cash equivalents, end of period                                  $     338            $  7,400
                                                                                ==========         ========

Supplemental disclosure of cash flow information:
    Cash activities:
       Cash paid during the year for interest                                 $      26            $    159




See Accompanying Notes To Condensed Consolidated Financial Statements.

                              GATEFIELD CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                               SEPTEMBER 30, 2000

1. BASIS OF PRESENTATION

         The accompanying financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. As shown in the financial statements, during the quarters ended September 30, 2000 and 1999, GateField Corporation, ("GateField" or the "Company") incurred net losses of approximately $2,993,000 and $1,782,000, respectively. Additionally, the Company had stockholders' deficits of approximately $5,930,000 at September 30, 2000 and $10,297,000 at December 31, 1999, and is highly dependent on obtaining additional financing in order to fund the current and planned operating levels. These factors among others raise substantial doubt about the ability of the Company to continue as an independent going concern for a reasonable period of time.

         The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern. The Company's continuation as a going concern is dependent upon its ability to obtain additional financing to complete its new product development and begin commercial sales, and ultimately obtain sufficient customer demand to attain profitable operations. No assurance can be given that the Company will be successful in these efforts.

         Interim results of operations are not necessarily indicative of the results to be expected for the full year. The Company's interim fiscal quarters ended on September 30, 2000 and 1999, respectively. In the opinion of the Company, all adjustments (consisting only of normal, recurring adjustments) necessary to present fairly the financial position, results of operations and cash flows at September 30, 2000, and for all periods presented, have been made. These condensed financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's December 31, 1999 Annual Report on Form 10-K.

2.   CONVERTIBLE PROMISSORY NOTE

         In August 2000, the Company issued a convertible promissory note in the aggregate principal amount of $2,750,000 (the "August 2000 Note"). The August 2000 Note accrues interest at 6.25% per annum, has a five-year term and is secured by a lien against all the assets of the Company. The August 2000 Note is convertible into 96,250 shares of the Company's Series C-2 convertible preferred stock. The Series C-2 convertible preferred stock is in turn convertible into 523,810 shares of the Company's common stock, at the equivalent price of $5.25 per share of common stock. The August 2000 Note is convertible at the option of the noteholder.

3. SUBSEQUENT EVENTS

CONVERTIBLE PROMISSORY NOTE

         In October 2000, the Company issued a convertible promissory note in the aggregate principal amount of $3,250,000 (the "October 2000 Note"). The October 2000 Note accrues interest at 5.96% per annum, has a five-year term and is secured by a lien against all the assets of the Company. The October 2000
Note is convertible into 113,750 shares of the Company's Series C-2 convertible preferred stock. The Series C-2 convertible preferred stock is in turn convertible into 619,048 shares of the Company's common stock, at the equivalent price of $5.25 per share of common stock. The October 2000 Note is convertible at the option of the noteholder.

SPECIAL MEETING OF STOCKHOLDERS

         On November 10, 2000, the Company held a Special Meeting of its stockholders to approve and adopt an Amended and Restated Agreement and Plan of Merger dated May 31, 2000 by and among the Company, Actel Corporation, a California corporation and a principal stockholder of the Company ("Actel"), GateField Acquisition Corporation, a Delaware Corporation and wholly-owned subsidiary of Actel ("GAC"), and Idanta Partners Ltd., a Texas Limited Partnership and principal stockholder of the Company. Pursuant to this agreement, GAC will merge with and into the Company with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Actel.

(b)      Pro Forma Financial Information.

         The following unaudited pro forma combined condensed consolidated financial statements are presented for illustrative purposes only and do not purport to be indicative of the consolidated financial position or results of operations for future periods or the results that actually would have been realized had Actel Corporation ("Actel") and GateField Corporation ("GateField") been a consolidated company during the specified periods. Further, non recurring Purchase Accounting adjustments are excluded from the pro forma adjustments in the unaudited pro forma condensed Statement of Operations. The unaudited pro forma condensed consolidated financial statements, including the notes thereto, are qualified in their entirety by reference to, and should be read in conjunction with the historical consolidated financial statements and the notes thereto of Actel which were previously reported in Actel's Annual Report on Form 10-K for the year ended December 31, 1999, and the Quarterly Report on Form 10-Q for the quarter ended October 1, 2000.

         The following unaudited pro forma combined condensed consolidated financial statements are based on the respective historical audited and unaudited consolidated financial statements and the notes thereto of Actel and GateField after giving effect to the acquisition of GateField using the purchase method of accounting as if the transaction had occured on January 1, 1999 and the assumptions and adjustments described below. The purchase price was allocated to the estimated fair value of assets acquired and liabilities assumed. The preliminary purchase price allocation is based on an independent appraisal and management estimates. The purchase price allocation is subject to further refinement and change over the next year. Management is in the process of completing its plans related to the integration of GateField, and accordingly, the amounts recorded related to GateField are based on management's current estimate of those costs.

         This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.

         The required pro forma unaudited financial information is set forth below.


                         PRO FORMA FINANCIAL INFORMATION

Table of Contents                                                                               Page
Unaudited Pro Forma Combined Condensed Consolidated Balance Sheet -  October 1, 2000              39

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
 - Year ended December 31, 1999                                                                   40

Unaudited Pro Forma Combined Condensed Consolidated Statement of Operations
 - Nine Months ended October 1, 2000                                                              41


Unaudited Notes to Pro Forma Combined Condensed Consolidated Financial Statements                 42


                                ACTEL CORPORATION

       PRO FORMA COMBINED CONDENSED CONSOLIDATED BALANCE SHEET - UNAUDITED

                      As of October 1, 2000 (In thousands)

                                                           Actel         GateField            Adjustments            Combined
                                                       ------------    -------------    ------------    ---       ------------
Assets
Current assets:
   Cash and cash equivalents.......................    $     14,062    $         338                              $     14,400
   Short-term investments..........................         161,624               --         (24,001)    A             137,623
   Accounts receivable, net........................          25,799               --             (45)    B              25,754
   Inventories, net................................          26,486               --                                    26,486
   Deferred income taxes...........................          21,378               --                                    21,378
   Prepaid expenses and other current assets.......           2,054              186             (78)    D               2,162
                                                       ------------    -------------    ------------              ------------
         Total current assets......................         251,403              524         (24,124)                  227,803
Property and equipment, net........................          11,014            1,267                                    12,281
Goodwill, net......................................          22,847               --          15,525     E              38,372
Other non-goodwill intangible assets, net..........           2,385               --           6,504     F               8,889
Other assets, net..................................          22,830              100         (10,172)    C,G            12,758
                                                       ------------    -------------    ------------              ------------
                                                       $    310,479    $       1,891         (12,267)             $    300,103
                                                       ============    =============    ============              ============
Liabilities and Shareholders' Equity
Current liabilities:
   Accounts payable................................    $     11,616    $         128                              $     11,744
   Accrued salaries and employee benefits..........          13,844               --                                    13,844
   Other accrued liabilities.......................           3,501            1,151             (45)    B               4,607
   Income taxes payable............................           6,457               --          (5,282)    N               1,175
   Deferred income.................................          42,365            2,651          (2,000)    H              43,016
   Current portion of long-term obligations........              --              141                                       141
                                                       ------------    -------------    ------------              ------------
         Total current liabilities.................          77,783            4,071          (7,327)                   74,527
   Long-term obligations...........................              --            3,750          (3,750)    I                  --
   Deferred tax liability..........................             949               --           2,642     C               3,591
                                                       ------------    -------------    ------------              ------------
         Total liabilities.........................          78,732            7,821          (8,435)                   78,118

Commitments and contingencies
Shareholders' equity:
   Common stock....................................              24              618            (618)     J                 24
   Additional paid-in capital......................         141,535           97,400         (93,598)     J            145,337
   Accumulated earnings / (Deficit) ...............          90,390         (103,479)         90,806      K             77,717
   Unearned compensation cost......................              --               --            (422)     L               (422)
   Note receivable from officer....................            (368)              --                                      (368)
   Accumulated other comprehensive income / (loss).             166             (469)                                     (303)
                                                       ------------    -------------    ------------              ------------
          Total shareholders' equity/(deficit)......        231,747           (5,930)         (3,832)                  221,985
                                                       ------------    -------------    ------------              ------------
                                                       $    310,479    $       1,891         (12,267)             $    300,103
                                                       ============    =============    ============              ============
The  accompanying  notes  are an  integral  part of these  unaudited  pro  forma consolidated financial statements.

                                ACTEL CORPORATION

  PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

                      FOR THE YEAR ENDED DECEMBER 31, 1999

                    (In thousands, except per share amounts)



                                                           Actel         GateField            Adjustments            Combined

Net revenues......................................     $    171,661    $      1,987                               $    173,648
Costs and expenses:
   Cost of revenues...............................           66,387           1,297                                     67,684
   Research and development.......................           32,338           5,915             327      L              38,580
   Selling, general, and administrative...........           45,903           3,721                                     49,624
   Amortization of goodwill and other
     acquisition-related intangibles..............            2,226              --           7,927      M              10,153
   Restructuring charge...........................            1,963              --                                      1,963
   Purchased in-process research and development..              600              --                                        600
                                                       ------------    ------------    ------------               ------------
         Total costs and expenses.................          149,417          10,933           8,254                    168,604
Income (loss) from operations.....................           22,244          (8,946)         (8,254)                     5,044
Interest expense..................................               --          (1,328)            208      B              (1,120)
Interest income and other, net....................            3,642             313            (208)     B               3,747
                                                       ------------    ------------    ------------               ------------
Income before tax provision and equity in
 net loss of equity method investee...............           25,886          (9,961)         (8,254)                     7,671
Equity in net (loss) of equity method investee                 (193)             --             193      M                  --
Tax provision.....................................            8,055              --          (3,062)     N               4,993
                                                       ------------    ------------    ------------               ------------
Net income (loss).................................     $     17,638    $     (9,961)         (4,999)              $      2,678
                                                       ============    ============    ============               ============
Net income per share:
   Basic..........................................     $       0.81    $     (2.30)                               $       0.12
                                                       ============    ============                               ============
   Diluted........................................     $       0.76    $     (2.30)                               $       0.12
                                                       ============    ============                               ============
Shares used in computing net income per share:
   Basic..........................................           21,664           4,332                                     21,664
                                                       ============    ============                               ============
   Diluted........................................           23,058           4,332                                     23,058
                                                       ============    ============                               ============

The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.


                                ACTEL CORPORATION

  PRO FORMA COMBINED CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED

                    FOR THE NINE MONTHS ENDED OCTOBER 1, 2000

                    (In thousands, except per share amounts)



                                                           Actel         GateField            Adjustments            Combined
                                                       ------------    ------------    ------------       ---     ------------
Net revenues......................................     $    166,290    $        937                               $    167,227
Costs and expenses:
   Cost of revenues...............................           62,611             240                                     62,851
   Research and development.......................           26,564           5,811            174         L            32,549
   Selling, general, and administrative...........           35,685           1,661                                     37,346
   Amortization of goodwill and other
     acquisition-related intangibles..............            4,891              --          4,339         M             9,230
   Purchased in-process research and development..            5,558              --                                      5,558
                                                       ------------    ------------    -----------                ------------
          Total costs and expenses.................         135,309           7,712          4,513                     147,534
                                                       ------------    ------------    -----------                ------------
Income (loss) from operations.....................           30,981          (6,775)        (4,513)                     19,693
Interest expense..................................               --            (129)           212         B                83
Interest income and other, net....................            5,855              11           (212)        B             5,654
Gain on sale of Chartered Common stock............           28,329              --                                     28,329
                                                       ------------    ------------    -----------                ------------
Income before tax provision and equity in
 net loss of equity method investee...............           65,165          (6,893)        (4,513)                     53,759
Equity in net (loss) of equity method investee ...           (1,401)             --          1,401         M               --
Tax provision.....................................           25,774              --         (2,220)        N            23,554
                                                       ------------    ------------    -----------                ------------
Net income (loss).................................     $     37,990    $     (6,893)          (892)                     30,205
                                                       ============    ============    ===========                ============
Net income per share:
   Basic..........................................     $       1.63    $     (1.28)                               $       1.30
                                                       ============    ============                               ============
   Diluted........................................     $       1.45    $     (1.28)                               $       1.15
                                                       ============    ============                               ============
Shares used in computing net income per share:
   Basic..........................................           23,300           5,394                                     23,300
                                                       ============    ============                               ============
   Diluted........................................           26,207           5,394                                     26,207
                                                       ============    ============                               ============


The accompanying notes are an integral part of these unaudited pro forma consolidated financial statements.

                                ACTEL CORPORATION

         UNAUDITED NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



Note 1.  Basis of Presentation

         On November 15, 2000, Actel Corporation ("Actel") completed the acquisition of all of the outstanding common stock of GateField Corporation ("GateField") in a transaction to be accounted for using the purchase method of accounting. Actel paid $5.25 per share for the approximately 4.6 million shares not already owned by Actel for a total cash consideration of $24.0 million. Existing Actel investments in GateField are included in the purchase price. These investments include the 1.6 million shares of GateField Common stock already owned by Actel with an equity accounting book value of $5.4 million, outstanding notes receivable from GateField with an equity accounting book value of $6.5 million at November 15, 2000, and the capitalized value of the product marketing agreement with GateField with a value of $6.0 million. Actel also incurred $106 thousand of acquisition expenses including financial advisory and direct transaction costs which will be included as a component of the purchase price.

         All GateField employee stock options will be assumed by Actel and are included in the purchase price based on their fair values as of November 15, 2000. Any unvested GateField options to be assumed by Actel are also included as part of the purchase price based on their fair value of $3.8 million. The portion of the intrinsic value of the unvested options that will be deemed to be earned over the remaining vesting period of those options has been allocated as part of the purchase price to unearned compensation and will be amortized to operating expenses over the remaining vesting period. The fair value of the options to be assumed has been based on the Black-Scholes option pricing model.

         The combined total of cash paid, existing investments, acquisition costs and the value of stock options assumed amounts to a total purchase price of approximately $45.7 million.

         In accordance with the provisions of Accounting Principles Board Opinion No. 16, "Business Combinations", all identifiable assets were assigned a portion of the total consideration on the basis of their respective fair values. The consideration was allocated as follows based on the valuation report of an independent valuation specialist as of November 15, 2000 (in thousands):



       Net tangible assets (liabilities) of GateField....     $ (1,084)
       In-process research and development...............         5,088
       Acquired work-force...............................           476
       Developed technology..............................         5,808
       Core Technology...................................         2,896
       Tradename.........................................           326
       Patents...........................................           976
       Goodwill..........................................        26,680
       Unearned compensation costs.......................           923
       Net deferred tax asset............................         3,647
                                                          =============
                                                               $ 45,736

         A portion of the purchase price has been allocated to acquired in-process research and development ("IPRD"). IPRD was identified and valued through extensive interviews, analysis of data provided by GateField concerning developmental products, their stage of development, the time and resources needed to complete them, and associated risks. The income approach, which bases the value of an asset on future earnings capacity of the asset, was utilized in valuing the IPRD. This approach values an asset based on the future cash flows that could be potentially generated by the asset over its estimated useful life. The future cash flows are discounted to their present value utilizing a discount rate (25%) that would provide sufficient return to a potential investor to estimate the value of the subject asset. The estimated completion date of the technology is early 2001. The present value of the cash flows over the life of the asset is summed to equal the estimated value of the asset. The IPRD, valued at $5,088,000 using the income approach, was charged to expense upon the closing of the acquisition.

         The value of the assembled workforce was estimated using a cost approach. This approach identifies the employees that would require significant cost to replace and train. This analysis then estimates the fully burdened costs (locating, interviewing, and hiring) attributed to each employee. These costs are summed up and tax-effected to estimate the value of the estimated workforce. Actel expects to amortize the value assigned to the acquired workforce of $476,000 on a straight-line basis over an estimated remaining useful life of six months.

         The amounts attributed to developed technology and core technology were also valued using the income approach described above with discount rates of 15% for developed technology and 20% for core technology. The value of core technology represents portions technology from previously discontinued products that can be applied to future revenue generating products. The value assigned to developed technology is based on technology that has achieved technical feasibility. The amounts assigned to developed and core technology will be amortized on a straight line basis over a useful life of five years.

         The value assigned to tradename represents the value attributable to the ProAsic tradename owned by GateField. The relief from royalty methodology was utilized to value the tradename. This methodology assumes that the value of the asset equals the amount a third party would pay to use the asset and capitalize on the related benefits of the asset. Therefore, a revenue stream for the asset is estimated, and then an appropriate royalty rate is applied to the forecasted revenue to estimate the pre-tax income associated with the asset. The pre-tax income is then tax-effected to estimate the after-tax net income associated with the asset. Finally, the after-tax net income is discounted to the present value using an appropriate rate of return (20%) that considers both the risk of the asset and the associated cash flow estimates. Actel expects to amortize the value assigned to the tradename of $326,000 on a straight-line basis over an estimated useful life of five years.

         As of the valuation date, it was assumed that there was some value attributable to the GateField patent applications. To value the patent applications, the relief from royalty methodology described above was utilized using an 25% rate of return for present value discounting based on both the risk of the asset and the associated cash flow estimates. Actel expects to amortize the value assigned to the patent applications of $976,000 on a straight-line basis over an estimated useful life of five years.

         Goodwill, which represents the excess of the purchase price of an investment in an acquired business over the fair value of the underlying net identifiable assets, will be amortized on a straight-line basis over its estimated useful life of five years.

         The value of unearned compensation costs of approximately $923 thousand was derived using the guidance of Financial Accounting Standards Board Interpretation 44 and will be amortized to operating expense over the remaining vesting period of the underlying option grants.

         Deferred tax assets and liabilities have been recorded to reflect the future benefits and obligations associated with the deductibility of GateField net operating loss carryforwards and the non-deductibility of amortization related to acquired goodwill and intangible assets.



Note 2.  Pro Forma Adjustments

(A) To record the cash paid by Actel to purchase the outstanding common stock of GateField.

(B) To eliminate the $45 in intercompany interest receivable/payable on the Notes Receivable from GateField as well as the associated intercompany interest income/expense.

(C) To record the deferred tax asset (gross amount of $7,902) less amortization for the year ended December 31, 1999 of $1,129 and for the nine months ended October 1, 2000 of $846 associated with the net operating losses carried forward to future periods and the deferred tax liability (gross amount of $4,255) less amortization for the year ended December 31, 1999 of $1,003 and for the nine months ended October 1, 2000 of $610 for the non-deductibility of amortization on intangible assets and goodwill from the acquisition.

(D) To eliminate acquisition costs pre-paid by Actel that were incurred prior to October 1, 2000.

(E) To record the value of goodwill (gross amount of $26,680) from the acquisition of GateField less amortization for 1999 ($6,374) and the nine months ended October 1, 2000 ($4,781).

(F) To record the value of the acquired workforce, developed technology, core technology, tradename, and patents arising from the acquisition of GateField less amortization for the year ended December 31, 1999 and the nine months ended October 1, 2000.

(G) To write off the October 1, 2000 book value of Actel debt and equity investments in GateField, as well as the capitalized value of the product marketing agreement with GateField.

(H) To eliminate $2 million in deferred revenue from GateField books that is related to agreements with Actel.

(I) To eliminate notes payable to Actel from GateField books.

(J) To reflect the elimination of GateField's common stock ( -$618) and paid-in capital in excess of par value ( -$97,400) and the assumption of outstanding GateField stock options ($3,802)

(K) Reflects the in-process technology charge of $5.1 million, elimination of GateField's accumulated deficit of $103.5 million, as well as the cumulative effect of pro-forma adjustments on earnings for the periods presented. The in-process research and development cost is treated as an expense and therefore decreases the retained earnings.

(L) To record the portion of intrinsic value of unvested stock options that will be deemed to be earned over the remaining vesting period and the related deferred amortization expense.

(M) To eliminate the equity accounting charges for goodwill amortization and equity in net loss of equity method investee and to record the amortization of goodwill and identifiable intangible assets related to the acquisition of GateField as if the transaction had occurred on January 1, 1999.

(N) To reflect the lowered tax expense and reduction in taxes payable that would be associated with deducting GateField expenses from Actel profit before tax.

(C)      Exhibits.

23.1     Consent of Deloitte & Touche LLP, Independent Auditors



                                   SIGNATURES



         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



                                                        ACTEL CORPORATION




            January 29, 2001                       By: /s/ Henry L. Perret
                                                       --------------------
                                                          Henry L. Perret
                                                      Vice President of Finance
                                                     and Chief Financial Officer